EXHIBIT INDEX

9. Opinion of counsel and consent to its use as to the legality of the securities being registered.

10.1 Consent of Independent Auditors for the Evergreen Privilege(SM) Variable Annuity.

10.2 Consent of Independent Auditors for the Evergreen Pathways(SM) Variable Annuity.